Exhibit 99.2

indie Appoints New Chief Financial Officer

Aliso Viejo, CA – November 6, 2025 – indie (Nasdaq: INDI), an automotive solutions innovator, today announced that Naixi Wu has been promoted to Chief Financial Officer, effective immediately, responsible for leading accounting and finance operations, overseeing financial reporting, tax, global treasury, and internal control activities.

“I am very pleased that Naixi Wu has accepted the position of Chief Financial Officer for indie,” said Donald McClymont, indie's co-founder and chief executive officer. “Naixi has been with the company for the past four and a half years and has demonstrated exceptional leadership and execution skills within our finance organization, especially during the past months, in a period where we executed on multiple complex transactions.”

“It is with great pleasure that I step into the position of Chief Financial Officer at this exciting time in indie’s evolution as an automotive innovator,” said Naixi Wu. “Having experienced the growth of indie over the past several years, I know firsthand the passion and potential that drive our success—and I’m excited to take on this role and continue working closely with our exceptional team as we move into this next chapter.”

Ms. Wu has had an extensive career in finance with nearly 20 years of experience. Ms. Wu joined indie in May 2021, where her previous roles included Chief Accounting Officer, SVP of Accounting, and Director of SEC Reporting. Prior to joining indie, she served as Director of SEC Reporting for CalAmp, a company specializing in asset tracking services for various markets. Before that, Ms. Wu operated as Senior Manager of Financial Reporting at Westfield and Director of Financial Reporting at RealD. She began her career in PwC’s Assurance Practice, where she held a series of roles with increasing responsibility.

Ms. Wu holds a Bachelor of Arts degree in Business Economics, with an emphasis on accounting, from the University of California, Santa Barbara.

About indie

Headquartered in Aliso Viejo, CA, indie is empowering the automotive revolution with next generation semiconductors, photonics and software platforms. We focus on developing innovative, high-performance and energy-efficient mixed-signal SoCs and system solutions for ADAS systems in addition to adjacent industrial applications. Our sensors span all major modalities including Radar, LiDAR, Ultrasound, and Computer Vision, while our embedded system control, power management and interfacing solutions are accelerating the proliferation of automated vehicle safety features. As a global innovator, we are an approved vendor to Tier 1 partners and our solutions can be found in marquee automotive OEMs worldwide.

Please visit us at www.indie.inc to learn more.

Investor Relations

IR@indie.inc

Source: #indieSemi_Corporate